March 3, 2011

Dear investors, customers, employees, and other stakeholders of Telestone:

Since our debut in the U.S capital markets in 2006, Telestone Technologies Corporation (“Telestone,” the “Company,” “we,” “us,” or “our”), has experienced solid business growth, and we subsequently upgraded our listing to the NASDAQ Global Select Market. We believe that our business remains promising for investors and we continue to be confident about our future prospects.

Recently, it appears that some U.S.-based analysts have taken advantage of the lack of understanding amongst the general public about China’s business context, economic conditions, and corporate governance to issue some inaccurate and misleading reports about Telestone. To maintain our corporate integrity and reputation and protect the interests of our investors, we are, therefore, writing this letter to help investors better understand our operating and financial conditions.

1.	Introduction to Telestone’s Integrated Projects

Since our inception, Telestone has engaged in providing an “integrated” set of system development and engineering services related to local-access network construction for Chinese telecom carriers. We generate our revenues from equipment supply and engineering services for 2G, 3G, and potentially, 4G-based systems for wireless mobile-network coverage and wireless IP broadband networks. In particular, Telestone has developed and commercialized a proprietary local-access network technology called a Wireless Fiber-optic Distribution System (“WFDS”), which provides a scalable, multi-access, local-access network solution for China’s three cellular protocols, as well as for wired voice, data, and video.

We believe our WFDS solutions provide benefits that rival any existing technology in the industry.  Furthermore, we think our local-access network business targeting telecom carriers will provide us with greater opportunities to deploy our WFDS-based united local access technology. Alongside this anticipated further market penetration, we believe WFDS is set to transform local information applications and develop our first-mover advantage into a major growth engine.

Unlike many of our competitors, Telestone is positioned as an integrated supplier of equipment and engineering services (see “Table 1: Competitive Landscape” below for comparison). Our goals are to maximize profitability while maintaining sufficient operating capital to support revenue growth, and to offer a comprehensive set of capabilities, such as marketing and research and development (“R&D”), based on our deep understanding of the intricacies of customer needs and operations. We understand that our current business with telecom carriers represents the foundation of the Company and still remains a major revenue contributor, however we feel that the larger potential for increased profitability and continued growth lies in expanding our customer base and technology applications into other industries.

Table 1: Competitive Landscape
Competitor Type	Typical Advantages	Typical Disadvantages
Equipment vendors to local access networks	• Shorter cash collection cycle	• Lower profitability • Lack of understanding of customers’ needs due to lack of participation in engineering projects • Directionless R&D on equipment
Engineering service providers to local access networks	• Lower barriers to entry	• Longer cash collection cycle • Lower return on investment (“ROI”) • Lower profitability • Labor intensive if without R&D capabilities
Integrated project vendors that offer both equipment and engineering services (such as Telestone)	• Much higher operating profit than equipment-only or service-only vendors due to cost sharing with telecom carriers • Heavy customer reliance due to strong R&D capabilities	• Slightly longer cash collection cycle than equipment-only vendors, but almost the same cash collection cycle as service-only vendors

2.	How Telestone Does Business with the Large Telecom Carriers

In order to further enable investors to understand how telecom carriers do business with Telestone, we would like to reiterate the existing proper operating context of the Company.

1)	Customers

Our customers are primarily the headquarters (the “Headquarters”), provincial subsidiaries (“Provincial Subsidiaries) and local subsidiaries (“Local Subsidiaries”) of large Chinese telecom carriers. The telecom carriers generally classify their capital budgeting within four categories: i) core network (including base stations), ii) value-added systems, iii) operational management and support systems, and iv) network optimization and maintenance. The local access network is classified under the category of network optimization and maintenance.

2)	Process

Network construction, including planning, decision-making, organization and management, and local access network construction, is strictly under the direct control of the Headquarters.

While budgeting for network construction is usually determined annually by the Headquarters, network optimization and maintenance prove to be much more complicated, in that implementation is highly related to geographical coverage. As such, it is difficult for the Headquarters to specify the budget. Therefore, the Headquarters tends to determine the total investment, inspection and acceptance rules, and payment approvals, while the Provincial Subsidiaries are responsible for coordination and capital allocation, and the Local Subsidiaries are in charge of the construction work.

To control the overall cost of local-access network construction, the Headquarters tends to manage the budgeting process in terms of equipment supply, engineering services and integrated projects.

3)	Equipment Supply

For the equipment used in local-access network construction, each telecom carrier organizes a centralized procurement tender process at the Headquarters.

a)	Budgeting

In the first quarter of every year, the planning and construction division at the Headquarters decides the type, number and approved vendors of the equipment to be used in the local access network construction for their Provincial Subsidiaries.

b)	Vendor Selection

In the second quarter, the Headquarters invites recommended equipment vendors to participate in the tender process. Following the tender process, the Headquarters determines the type and amount of equipment to be supplied by each vendor to the Provincial Subsidiaries, and then selects three to five vendors from the priority list.

c)	Contract, Delivery of Equipment, and Payment

Based on the procurement share allocated and the contractual terms set by the Headquarters, the Provincial Subsidiaries sign equipment supply framework contracts with the selected vendors, and then send out equipment delivery orders to each vendor based on the Provincial Subsidiary’s actual needs.

When an equipment vendor delivers equipment and the Provincial Subsidiary inspects and accepts that equipment, the Provincial Subsidiary, in the following month, applies to the Headquarters for the initial payment for the equipment. After the Headquarters receives a payment application from the provincial subsidiary, it allocates the equipment procurement funds to the Provincial Subsidiary within the same quarter. Then, the Provincial Subsidiary decides the time to pay the vendor based on its own capital-allocation schedule.

As a result, under the centralized procurement tender process, the Provincial Subsidiaries, after delivery of equipment, as well as inspection and acceptance of equipment, will receive the initial payment from the Headquarters within three to six months, on average, and the initial payment typically represents 40-60% of total contract value. Once the equipment has been operational for six months, the equipment is inspected again and, barring any defects, officially accepted.  At that point, the Provincial Subsidiaries then apply to the Headquarters for a second payment, which is paid to vendors about nine months after the original delivery of equipment.

d)	Revenue Recognition

In recent years, Telestone generated approximately 20% of its total revenue from pure equipment sales, owing to the centralized procurement tender process organized by telecom carriers. Telestone also supplies equipment as part of its integrated services offerings, which are classified separately.   We recognize 100% of the revenue upon verification of equipment delivery from the Provincial Subsidiaries. The average cash collection cycle is 180 days.

4)	Engineering Services

a)	Budgeting

The Headquarters sets and revises cost and budget items for various engineering service projects. Once approved, they are provided to the Provincial Subsidiaries as a calculation basis for settlement with service vendors.

b)	Vendor Selection

The Provincial Subsidiaries organize the tender processes for engineering services for local-access network construction based on the requirements of their Headquarters.  The Headquarter’s which are not directly involved in the tender process for the selection of engineering services. Each Provincial Subsidiary holds a tender process among qualified engineering-service vendors to select five to eight eligible vendors and then signs annual framework contracts of engineering services with them.

c)	Inspection & Acceptance of Services, Contract, and Payment

Telecom carriers typically specify in the framework contracts the payment terms for engineering services, which tend to be 30-50% of the project value payable upon the start of the project, another 40-60% payable upon project completion, and the remaining 10-20% payable upon project inspection and acceptance. However, in the actual payment process, the Local Subsidiaries tend to inspect and accept projects in batches on a quarterly basis. Upon inspection and acceptance, they sign formal contracts with the service providers. Then, the Local Subsidiaries collect the formal contracts and submit them to the Provincial Subsidiaries in the following quarter. The Provincial Subsidiaries then submit the formal contracts to the Headquarters for approval and payment. The Headquarters, within three months, allocates payment to the Provincial Subsidiaries, which then allocate payment to the Local Subsidiaries, which ultimately pay the service providers.

Compared to our equipment business under a centralized procurement tender program, the time until we receive payment for engineering services tends to be six months longer. In most cases, service vendors receive the initial payment within six to nine months after the Local Subsidiaries submit payment applications, and the second payment in 12 to 15 months after the Local Subsidiaries inspect and accept engineering services.

d)	Revenue Recognition

In recent years, Telestone generated approximately 30% of its total revenues from pure engineering services.  Telestone also supplies engineering services as part of its integrated services offerings, which are classified separately.   We recognize 100% of revenue after inspection and acceptance of services and after the signing of formal contracts with telecom carriers. The average cash collection cycle is about 365 days.

5)	The Basis of Telestone’s Integrated Projects

a)	The Reason for Integrated Projects

Integrated Projects refers to the integrated supply of equipment and engineering services. The rationale is that telecom carriers would like to improve coordination, simplify approval procedures and leverage the capabilities of service providers. As telecom carriers have benefited from the integrated projects, they have accepted it as a major component of local-access network construction.

Due to the differences in the number, coverage, change and cost variances of local access networks, it is difficult for the Provincial Subsidiaries to accurately plan their needs. As a result, the Headquarters’ centralized procurement process is only one part of the actual demand for construction. Most of the demand is generated over time as the Provincial Subsidiaries begin the actual implementation of projects. The Headquarters allows the Provincial Subsidiaries to sidestep planning and adopt a separate procurement tender process that synchronizes planning, construction and procurement.

b)	Payment

Telecom carriers pay much the same way for integrated projects as for engineering services. The difference is that Provincial Subsidiaries and the Headquarters need to verify equipment and settlement prices based on what has been specified under the centralized procurement tender process. The Local Subsidiaries apply to the Provincial Subsidiaries for equipment payment. The Provincial Subsidiaries, upon receipt of project budget allocations from the Headquarters, then allocate payments for equipment and engineering services to the Local Subsidiaries, who then pay the integrated project vendors.

c)	Revenue Recognition

In recent years, Telestone has generated over 50% of its total revenues from integrated projects (which includes both equipment and services). WFDS is considered an integrated service.  We recognize 100% of the revenue, including sales of equipment and engineering services, after inspection and acceptance of projects and upon signing formal contracts with telecom carriers. The average cash collection cycle for integrated projects is generally longer than 365 days, because most integrated projects have a portion of final payment with an average 5-10% of the contract value, which is payable at the end of a 24-month period of free project maintenance.

3.	Several Reference Indicators Related to Telestone’s Business

1)	Our Customers

China’s access network business is highly competitive and fragmented. Most service providers are locally based, or provide services only within in a certain region. There are few national companies such as Telestone, which provide services for all carriers nationwide. In the past three years, we have grown the number of provincial telecom customers at an average of about 20% and local telecom customers at about 30% each year, as shown below in Table 2.

Table 2: Telestone’s National Coverage with Telecom Carriers
		Number of Customers
Project		2008	2009	2010*
Provincial Customers	China Mobile	17	18	24
	China Unicom	15	17	22
	China Telecom	11	17	18
	Subtotal	43	52	64
Local Customers	China Mobile	46	46	66
	China Unicom	39	58	72
	China Telecom	21	34	40
	Subtotal	106	138	178
TOTAL CUSTOMERS		149	190	242
*2010 figures are estimates only

2)	Our Revenues

During the past three years, our management team has gained vast experience developing service opportunities in the China telecom-carrier market, and as a result the Company has experienced a dramatic increase in sales.  This increase is further highlighted by our WFDS business comprising a growing percentage of our total sales. We feel that this growth demonstrates our commitment to creating shareholder value.

Table 3: Telestone’s Revenue Breakdown by Business Line*
Business Line	2008		2009		2010**
	Revenue	%	Revenue	%	Revenue	%
Traditional Business	$35,329	100%	$71,736	99.8%	$101,255	77%
WFDS	—	—	143	0.2%	30,245	23%
Total	$35,329	100%	$71,879	100%	$131,500	100%
*unless otherwise stated, dollar amounts are in thousands of U.S. dollars
** 2010 figures are estimates based on the midpoint of the Company’s most recent expected revenue estimates.

3)	Our Cash Collection

As discussed in Section 2 herein, providing services for Chinese telecom carriers requires that Telestone maintain relatively large accounts receivable. Even based on framework agreements, approximately 90% of our accounts receivable can only be collected within 12 months. In addition, there is a high level of variability in the actual collection times. Consequently, Telestone’s sales to telecom carriers have an actual average collection period of 13 to 15 months, or 390 to 450 days. Our historical Days Sales Outstanding (“DSOs”) during the past six years, as shown below in Table 4, reflect this business reality. We have been successful in reducing our DSOs dramatically in the past three years and we are focused on continuing to make progress in this regard as we shift our product mix towards our higher-value, proprietary WFDS solutions that can dramatically reduce the cost and improve the flexibility of installations to provide wireless, Internet, wireline, cable television and other end-user applications and are compatible with the 3G and 4G networks of all of the largest carriers in an integrated environment.

Table 4：Telestone DSO and Related Financial Indicators*
	2005	2006	2007	2008	2009	2010**
Beginning A/R	$19,845	$22,530	$29,777	$45,013	$62,136	$89,005
Service Revenue	4,837	4,939	9,122	18,197	41,717	65,200
Equipment Revenue	12,573	16,769	24,456	17,132	30,162	66,300
Total Revenue	$17,410	$21,708	$33,578	$35,329	$71,879	$131,500
Cash Collection	16,862	17,312	22,500	21,118	50,138	43,965
Ending A/R***	22,530	29,777	45,013	62,136	89,005	187,590
DSO (days)	488	464	406	553	358	379
*unless otherwise stated, dollar amounts are in thousands of U.S. dollars
**2010 figures are estimates only
***Ending A/R = Beginning A/R + Service Revenue + Equipment Revenue *1.17 – Cash Collection (there is a 17% value-added tax applied to equipment sales)

4)	Telestone’s Initiatives to Reduce DSOs

We have enhanced our ability to manage the rapid growth of receivables amid dramatic revenue growth and lagging cash collections. We expect that given our preliminary estimates of strong revenue growth in 2010 and improvements in our average collection cycle, that we will experience a substantial cash inflow during 2011.  To finance the working capital strains created by our recent growth, we have taken the following initiatives:

•	Increasing the payment cycle of accounts payables by re-negotiating payment terms with vendors; due to our need of inventory, most suppliers have agreed to extend the payment cycle;

•	Shifting our sales mix towards customers that pay quickly, such as direct sales of equipment and WFDS solutions; and

•
Drawing down our working capital loan facility, as shown below in Table 5, whose term matches the collection cycle of our sales and thus enables us to finance the receivables with relatively low-cost debt. As of the end of the year we had $37.9 million undrawn on a line of credit with the Bank of Beijing available to us to meet our working-capital needs.

Table 5: Telestone’s Short-term Loans*
	2006	2007	2008	2009	2010**
Ending Short-term Loans	$1,279	$2,051	$2,918	$5,850	$9,660
*unless otherwise stated, dollar amounts are in thousands of U.S. dollars
**2010 figures are estimates only

Cash collections appeared to fall in 2010, despite the strong growth in revenues during 2009, which should have led to higher cash collections in 2010. The reason behind this is, due to the impact of China telecom industry restructuring in 2008, we collected a significant amount of receivables during 2009.  This made our 2009 collections inflated as compared to a normal fiscal year and in turn made our collections in 2010 appear relatively worse.  In 2011, we are committed to improving our cash collection even further. We want to emphasize that despite multiple delays in the process of payment approval that can occur, payment by the largest carriers is relatively assured, and thus they are very high-quality receivables, which is evidenced by our historical incidence collected receivables over the past three years. Historically, we have collected over 90% of our accounts receivable within 24 months.

Table 6: Telestone’s Cash Collection*
Customers	2008		2009		2010**
	Cash collection	%	Cash collection	%	Cash collection	%
China Mobile	$7,651	36%	$21,302	42%	$21,235	48%
China Unicom	9,883	47%	22,318	45%	17,967	41%
China Telecom and others	3,584	17%	6,518	13%	4,763	11%
Total	$21,118	100%	$50,138	100%	$43,965	100%
*unless otherwise stated, dollar amounts are in thousands of U.S. dollars
**2010 figures are estimates only

4.	Business Outlook

Telestone remains committed to enhancing its economies of scale and market penetration by increasing its R&D and manufacturing capabilities, including the construction of new R&D and production facilities, as well as developing new technologies and network solutions to maintain its industry leadership.

As part of this strategy, we developed and commercialized our WFDS technology, a leading united local-network solution. WFDS integrates multiple access services to meet customized needs for information network systems, rather than designing a local access network based on the network functions of telecom carriers (a common practice in the industry).

Our WFDS solutions offer:

•	Access network functions for telecom and cable carriers for individuals or dwellings;

•	Support of information system functions for operations and management of local enterprises;

•	Support of information system functions for routine management and services of local administrators to properties and residents; and

•	Support of information system functions for utility suppliers, including water, coal, electricity and gas, to local consumers.

In addition to telecom carriers, we have taken various marketing initiatives with potential residential, commercial and government customers. To expand our customer base, we intend to launch a series of WFDS-based solutions in the short term, including united office information network system (WFDS-UOINS) for commercial customers, united local control and management system (WFDS-UPCMS) targeting residents, landlords and  property management agencies, and united local information network system (WFDS-UPINS) for large factories and business districts. We believe the roll-out of these solutions will pave the way for us to increase our market share.

While we are a leader in the Chinese market, we also have plans for overseas expansion.  We are making efforts to increase the sales contribution from our international business to approximately 3% of our total sales in 2011. To this end, we will expand our U.S. subsidiary to further penetrate the U.S. and surrounding markets, leveraging our initial success cases with WFDS solutions in the U.S. In addition, we plan to aggressively tap the European market, with the aim of further increasing the share of our international business within one to two years. While we focus on premium and 3G networks, we will continue to provide traditional 2G-based solutions for customers in Southeast Asia, Africa and the Middle East.

Finally, in response to a number of the false allegations against the Company’s accounting practices and business issues, we reiterate that these allegations have been made primarily due to the misunderstanding and distortion of Telestone’s business realities through taking advantage of a complicated operating environment related to Chinese telecom carriers.

Sincerely,

Daqing Han
Telestone Chairman and CEO

Cautionary Statement Regarding Forward-Looking Statements: Certain statements contained in this letter contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that use words such as the company “believes,” “expects,” “intends,” “plans,” “experiments,” “explores,” “aims” “is likely to” and similar expressions or future or conditional verbs such as “will,” “may,” and “could” are generally forward-looking in nature and not historical facts and are intended to identify forward-looking statements. Forward-looking statements are subject to risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: our ability to offer merchandise and services that our customers want, including our proprietary brand products; our ability to successfully implement initiatives to improve inventory management and other capabilities; competitive conditions in the retail and related services industries; worldwide economic conditions and business uncertainty, the availability of consumer and commercial credit, changes in consumer confidence, tastes, preferences and spending, and changes in vendor relationships; the impact of seasonal buying patterns, including seasonal fluctuations due to weather conditions, which are difficult to forecast with certainty; our dependence on sources outside the United States for significant amounts of our merchandise; our extensive reliance on computer systems to process transactions, summarize results and manage our business; our reliance on third parties to provide us with services in connection with the administration of certain aspects of our business; impairment charges for goodwill and intangible assets or fixed-asset impairment for long-lived assets; our ability to attract, motivate and retain key executives and other associates; the outcome of pending and/or future legal proceedings, including product liability claims and proceedings with respect to which the parties have reached a preliminary settlement; and the timing and amount of required pension plan funding. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available.

Appendix—Notes on Telestone’s Revenue-Recognition Policies

Note A – Current Revenue Recognition Policies

Revenue Recognition

Our revenue is derived primarily from two sources: (1) product revenue and (2) professional services revenue.

Product revenue represents the invoiced value of goods, net of value-added tax (“VAT”) and returns.  The Company generally recognizes product revenue when persuasive evidence of an arrangement exists, delivery occurs, the fee is fixed or determinable, and collectability is probable.  Professional service revenue is recognized when the service is performed and accepted by the customer.

As part of professional services, the Company provides installation services for certain sales of equipment under fixed-price contracts.  Revenue from these fixed-price service contracts are recognized on the completed-contract method.  Under the completed-contract method, revenue and costs of individual contracts are included in operations in the year during which they are completed.  Losses expected to be incurred on contracts in progress are recognized in the period such losses are determined.  This method is used because the contract is completed within a short period of time, and the financial position and results of operations do not vary significantly from those that would result from using the percentage-of-completion method.  A contract is considered completed upon completion of all essential contract work and the installation has been accepted by the customer.